Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, July 27, 2009
7:00 A.M. CDT
NEWSPAPER PUBLISHER A. H. BELO CORPORATION REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS
DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) reported second quarter 2009 revenues of $127.5 million and a second quarter net loss of $7.1 million or $0.34 per share. Second quarter results include $1.7 million or $0.10 per share for impairment of the customer value management system at The Dallas Morning News, which was offset by $1.1 million or $0.08 per share for insurance claim proceeds the Company received in the second quarter. The Company decommissioned the customer value management system as part of its ongoing cost reductions. Excluding these items, the second quarter net loss was $6.5 million or $0.32 per share.
A. H. Belo had $7.8 million in consolidated EBITDA and $13.1 million in newspaper EBITDA for the second quarter. The aggregate newspaper EBITDA margin was 10.3 percent. Excluding the insurance claim proceeds, consolidated EBITDA was $6.7 million. EBITDA margins in the second quarter were highest at The Providence Journal, followed by The Dallas Morning News.
The Company’s borrowings were $3.5 million as of June 30, 2009, down from $12.7 million at the end of the first quarter. A. H. Belo was in compliance with its bank covenants at the end of the second quarter.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We successfully managed costs in the second quarter to remain EBITDA positive and significantly pay down the Company’s credit facility. A. H. Belo continues to experience success with our strategy of providing high quality newspaper subscribers to our advertisers, resulting in increased circulation revenue in 2009. In July, The Dallas Morning News went live with a new integrated advertising system. This new
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A. H. Belo Second Quarter Financial Results
July 27, 2009
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system provides tools that allow The Morning News sales force to spend more time with advertisers developing solutions that meet their advertising and marketing needs. With advertising revenues under pressure, it is critical that A. H. Belo’s sales force has the tools it needs to be successful.”
Second Quarter Highlights
Total revenue decreased 21.9 percent in the second quarter versus the prior year quarter.
Advertising revenue, including print and Internet revenue, was down 30.2 percent, due to declines in retail, general and classified revenues in all AHC markets. AHC’s Internet revenues accounted for 7.6 percent of total revenues in the quarter. Internet revenues were $9.8 million, 20.8 percent below the same period last year.
The Company continues to focus on editorial quality and value-added circulation for its advertisers. In the second quarter, circulation revenue rose 9.9 percent primarily due to increased prices for single copy and home delivery in Dallas and Providence.
Total consolidated operating expenses in the second quarter were $132 million, a 21.1 percent decrease from the same period last year. Excluding the effects of the insurance claim proceeds (which is a reduction to expense) and the non-cash impairment charge of $1.7 million, total consolidated operating expenses in the second quarter were $131.4 million, a 21.5 percent decrease from the same period last year. The decrease reflects reductions in almost all expense categories. Newsprint expense decreased approximately $5.9 million in the second quarter due to lower prices and volumes.
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A. H. Belo Second Quarter Financial Results
July 27, 2009
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Corporate and non-operating expenses, net of costs allocated to operating units, declined by $5.8 million in the second quarter versus the prior year quarter, primarily due to reduced salaries and employee benefits.
Non-GAAP Financial Measures
Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-230-1059 (USA) or 1-612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 1-320-365-3844 (International) from 3:00 p.m. CDT on July 27 until 11:59 p.m. CDT on August 3, 2009. The access code for the replay is 107351.
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight
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A. H. Belo Second Quarter Financial Results
July 27, 2009
Page Four
Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, senior vice president/Chief Financial Officer, at 214-977-2248.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net operating revenues
Advertising	$87,492	$125,341	$176,823	$249,764
Circulation	33,266	30,275	64,980	59,380
Other	6,746	7,639	14,195	14,298

Total net operating revenues	127,504	163,255	255,998	323,442

Operating Costs and Expenses
Salaries, wages and employee benefits	51,720	68,840	114,614	143,105
Other production, distribution and operating costs	50,867	60,948	106,734	121,914
Newsprint, ink and other supplies	16,425	23,738	36,043	46,707
Goodwill impairment	—	—	80,940	—
Asset impairment	1,749	—	1,749	—
Depreciation	9,662	12,211	20,198	24,452
Amortization	1,625	1,625	3,249	3,250

Total operating costs and expenses	132,048	167,362	363,527	339,428

Loss from operations	(4,544)	(4,107)	(107,529)	(15,986)

Other (expense) and income
Interest expense	(291)	(165)	(591)	(3,231)
Other (expense) income, net	(702)	305	120	1,262

Total other (expense) income	(993)	140	(471)	(1,969)

Earnings
Loss before income taxes	(5,537)	(3,967)	(108,000)	(17,955)
Income tax expense (benefit)	1,534	(770)	2,139	(6,040)

Net Loss	$(7,071)	$(3,197)	$(110,139)	$(11,915)

Net loss per share
Basic and Diluted	$(.34)	$(.16)	$(5.37)	$(.58)

Average shares outstanding
Basic and Diluted	20,537	20,478	20,521	20,476

Cash dividends declared per share	$—	$—	$—	$0.250

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands	2009	2008
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$12,205	$9,934
Accounts receivable, net	52,236	77,383
Other current assets	30,165	37,400

Total current assets	94,606	124,717

Property, plant and equipment, net	244,563	263,744
Intangible assets, net	55,259	139,449
Other assets	40,170	29,768

Total assets	$434,598	$557,678

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of notes payable	$3,540	$10,000
Accounts payable	20,526	32,950
Accrued expenses	39,062	42,834
Other current liabilities	30,142	29,358

Total current liabilities	93,270	115,142

Deferred income taxes	19,093	6,620
Other liabilities	23,003	27,264
Total shareholders’ equity	299,232	408,652

Total liabilities and shareholders’ equity	$434,598	$557,678

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2009	2008	2009	2008

Consolidated EBITDA (1)	$7,790	$10,034	$(1,273)	$12,978
Goodwill impairment	—	—	(80,940)	—
Asset impairment	(1,749)	—	(1,749)	—
Depreciation and Amortization	(11,287)	(13,836)	(23,447)	(27,702)
Interest Expense	(291)	(165)	(591)	(3,231)
Income Tax (Expense) Benefit	(1,534)	770	(2,139)	6,040

Net Loss	$(7,071)	$(3,197)	$(110,139)	$(11,915)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2009	2008	2009	2008

Newspaper EBITDA (1)	$13,127	$19,305	$10,806	$33,734
Corporate & Non-Operating Company Expenses	(4,635)	(9,576)	(12,199)	(22,018)
Other income, net	(702)	305	120	1,262
Goodwill impairment	—	—	(80,940)	—
Asset impairment	(1,749)	—	(1,749)	—
Depreciation and Amortization	(11,287)	(13,836)	(23,447)	(27,702)
Interest Expense	(291)	(165)	(591)	(3,231)
Income Tax (Expense) Benefit	(1,534)	770	(2,139)	6,040

Net Loss	$(7,071)	$(3,197)	$(110,139)	$(11,915)

Note 1:	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.